Filed Pursuant to Rule 433

Registration Statement No. 333-180821

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$500,000,000 1.00% Notes due 2016 (the “2016 Notes”)

January 15, 2013

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$500,000,000

Maturity date	January 22, 2016

Settlement date

On or about January 22, 2013, which will be the fourth

business day following the date of this final term sheet.

If you wish to trade the 2016 Notes on the date of this

final term sheet, because the 2016 Notes will initially

settle in T+4, you may be required to specify an alternate

settlement cycle at the time of your trade to prevent a

failed settlement.

Interest rate	1.00% per annum (payable semi-annually)

Interest payment dates

January 22 and July 22 of each year, commencing on July 22,

2013 and with interest accruing from January 22, 2013. If any

Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul

are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next

succeeding day which is not a day on which banking

institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.515%

Gross proceeds	US$497,575,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$496,075,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2016 Notes.

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 BZ0

ISIN	US500630BZ05

Ratings	Aa3 (Moody’s)/A (S&P)/ AA- (Fitch)

Joint Bookrunners

Barclays Bank PLC, Daiwa Capital Markets Europe Limited,

Goldman Sachs International, The Hongkong and Shanghai

Banking Corporation Limited, KDB Asia Limited, Merrill

Lynch, Pierce, Fenner & Smith Incorporated and UBS AG,

Hong Kong Branch

This Final Term Sheet should be read in conjunction with the prospectus dated June 26, 2012, as supplemented by the preliminary prospectus supplement dated January 15, 2013 (the “Preliminary Prospectus Supplement”), relating to the 2016 Notes. The Preliminary Prospectus Supplement shall be amended as follows:

1. The paragraph under the heading “Delivery of the Notes” on page S-7 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about January 22, 2013, which will be the fourth business day following the date of this prospectus supplement, referred to as “T+4.” You should note that initial trading of the Notes may be affected by the T+4 settlement. See “Underwriting—Delivery of the Notes.””

2. The paragraph under the heading “Delivery of the Notes” on page S-121 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about January 22, 2013, which we expect will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.”

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312513012433/d460676d424b5.htm

Final Term Sheet for US$500,000,000 1.50% Notes due 2018 (the “2018 Notes”)

January 15, 2013

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$500,000,000

Maturity date	January 22, 2018

Settlement date

On or about January 22, 2013, which will be the fourth

business day following the date of this final term sheet. If you wish to trade the 2018 Notes on the date of this final term

sheet, because the 2018 Notes will initially settle in T+4,

you may be required to specify an alternate settlement

cycle at the time of your trade to prevent a failed

settlement.

Interest rate	1.50% per annum (payable semi-annually)

Interest payment dates

January 22 and July 22 of each year, commencing on July 22,

2013 and with interest accruing from January 22, 2013. If any

Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul

are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next

succeeding day which is not a day on which banking

institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest

shall be payable in respect of any such delay.

Public offering price	98.950%

Gross proceeds	US$494,750,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$493,250,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2018 Notes.

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 BY3

ISIN	US500630BY30

Ratings	Aa3 (Moody’s)/A (S&P)/ AA- (Fitch)

Joint Bookrunners

Barclays Bank PLC, Daiwa Capital Markets Europe Limited,

Goldman Sachs International, The Hongkong and Shanghai

Banking Corporation Limited, KDB Asia Limited, Merrill

Lynch, Pierce, Fenner & Smith Incorporated and UBS AG,

Hong Kong Branch

This Final Term Sheet should be read in conjunction with the prospectus dated June 26, 2012, as supplemented by the preliminary prospectus supplement dated January 15, 2013 (the “Preliminary Prospectus Supplement”), relating to the 2018 Notes. The Preliminary Prospectus Supplement shall be amended as follows:

1. The paragraph under the heading “Delivery of the Notes” on page S-7 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about January 22, 2013, which will be the fourth business day following the date of this prospectus supplement, referred to as “T+4.” You should note that initial trading of the Notes may be affected by the T+4 settlement. See “Underwriting—Delivery of the Notes.””

2. The paragraph under the heading “Delivery of the Notes” on page S-121 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about January 22, 2013, which we expect will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.”

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312513012433/d460676d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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